Exhibit 16

April 25, 2008

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners:

We have read Waccamaw Bankshares, Inc.’s statements included under Item 4.01 of its Form 8-K filed on April 11, 2008, and as amended by its filing as of April 25, 2008, and we agree with such statements concerning our Firm.

Very truly yours,

Elliott Davis, PLLC